Exhibit 99.1

Contact: Leah Stearns

Vice President, Investor Relations & Capital Markets

Telephone: (617) 375-7500

American Tower Corporation Completes New Revolving Credit Facility

Boston, Massachusetts – July 1, 2013: American Tower Corporation (NYSE: AMT) announced today that it has entered into a new unsecured revolving credit facility, having upsized the facility from $1 billion to $1.5 billion. The new credit facility includes a $1 billion sublimit for multicurrency borrowings, a $200 million sublimit for letters of credit, and a $50 million sublimit for swing line loans. In addition, the new facility allows American Tower to borrow up to an aggregate additional $500 million from lenders that elect to make such loans available, upon the satisfaction of certain conditions.

At closing, American Tower used cash on hand to pay related fees under its existing $1.0 billion unsecured revolving credit facility entered into in April 2011, and subsequently terminated this facility.

The new credit facility has a term of five years, maturing on June 28, 2018. As a result of this refinancing and American Tower’s recent upgrade from Fitch, the current interest rate declined from 1.850% to 1.250% plus LIBOR on the drawn portion and the commitment fee on the undrawn portion declined from 0.350% to 0.150%. The new facility does not require amortization of payments and may be paid prior to maturity in whole or in part at American Tower’s option without penalty or premium. The new facility allows American Tower to use borrowings for working capital needs, finance acquisitions and other general corporate purposes of American Tower and its subsidiaries, including, without limitation, to refinance or repurchase other indebtedness and to repurchase American Tower’s equity securities, in each case without additional lender approval.

About American Tower

American Tower is a leading independent owner, operator and developer of wireless and broadcast communications real estate. American Tower currently owns and operates approximately 56,000 communications sites in the United States, Brazil, Chile, Colombia, Germany, Ghana, India, Mexico, Peru, South Africa and Uganda. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Concerning Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding our expectation for (i) the use of proceeds from the credit facility, (ii) the repurchase or refinancing of other indebtedness and (iii) the effect of the transactions described herein. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for our indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-Q for the quarter ended March 31, 2013 under the caption “Risk Factors.” We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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